Exhibit 10.2

This PLEDGE AGREEMENT (this “Agreement”), dated as of January 7, 2014, is made by and between Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership (the “Operating Partnership”), and Landmark Apartment Trust of America, Inc., a Maryland corporation and the general partner of the Operating Partnership (the “Pledgor,” and together with the Operating Partnership, the “Landmark Parties”), and iStar Apartment Holdings LLC, a Delaware limited liability company (“iStar”), acting for itself and as agent for the other iStar Group Holders, and BREDS II Q Landmark LLC, a Delaware limited liability company (“BREDS”), acting for itself and as agent for the other BREDS Group Holders (the iStar Group Holders and the BREDS Group Holders also being referred to herein as the “Secured Parties”). Capitalized terms used and not defined herein will have the meanings given in the Series E Articles Supplementary, as defined below.

R E C I T A L S

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of January 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among iStar, BREDS and the Pledgor, (i) iStar has agreed to purchase up to 1,015,800 shares of the Pledgor’s 9.25% Series E Cumulative Non-Convertible Preferred Stock (the “iStar Series E Shares”) governed by Articles Supplementary filed by the Pledgor with the State Department of Assessments and Taxation on the date hereof (the “Series E Articles Supplementary”) and (ii) BREDS has agreed to purchase up to 6,384,200 shares of the Pledgor’s 9.25% Series E Cumulative Non-Convertible Preferred Stock (the “BREDS Series E Shares” and together with the iStar Series E Shares, the “Series E Shares”), in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Pledgor will contribute the proceeds from the sale of the (i) iStar Series E Shares to the Operating Partnership and will receive in return an equivalent amount of 9.25% Series E Cumulative Preferred Units of the Operating Partnership (the “iStar Series E Units”) and (ii) BREDS Series E Shares to the Operating Partnership and will receive in return an equivalent amount of 9.25% Series E Cumulative Preferred Units of the Operating Partnership (the “BREDS Series E Units” and together with the iStar Series E Units, the “Series E Units”);

WHEREAS, each Landmark Party acknowledges that it will derive substantial direct and indirect benefit from the transactions contemplated by the Purchase Agreement; and

WHEREAS, it is a condition precedent to the obligations of iStar and BREDS to purchase the Series E Shares under the Purchase Agreement that the Landmark Parties shall have executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and to induce iStar and BREDS to enter into the Purchase Agreement and acquire the Series E Shares thereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Landmark Party hereby agrees with iStar and BREDS on behalf of the Secured Parties as follows:

Section 1. Definitions.

1.01 Definition of Terms Used Herein Generally. All capitalized terms used but not defined herein shall have the meanings specified in the Series E Articles Supplementary. All terms used herein and defined in the Uniform Commercial Code as in effect in the State of New York from time to time (the “NYUCC”) shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.02 Rules of Interpretation. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All references to statutes and related regulations shall include (unless otherwise specifically provided herein) any amendments of same and any successor statutes and regulations.

Section 2. Pledge and Grant of Security Interest to Secured Parties.

2.01 Pledge. The Pledgor hereby irrevocably and unconditionally pledges to the Secured Parties, and grants to the Secured Parties, a first priority security interest in all right, title and interest of the Pledgor as a holder (whether now or in the future) of the Series E Units, including all right, title and interest of the Pledgor in and to all present and future payments, proceeds, dividends, distributions, compensation, assets, interests and rights in connection with, or related to, the Series E Units, to secure the performance by the Pledgor under the Transaction Documents.

2.02 In-Kind Distribution. Each of the following events shall constitute an “In-Kind Distribution”: (i) Unredeemed Shares remain outstanding following a Mandatory Redemption Date; (ii) iStar or BREDS, after consultation with its outside counsel, asserts that a REIT Determination Event has occurred; or (iii) the Pledgor’s counsel fails to render the favorable opinion required by Section 18 of the Series E Articles Supplementary.

(a) At any time on or following an In-Kind Distribution, iStar, as agent for the iStar Group Holders, may deliver a written notice to the Pledgor notifying the Pledgor that iStar is enforcing the security interest provided to it by this Agreement with respect to the iStar Series E Units and the Pledgor shall immediately thereafter cause all of the iStar Series E Units to be transferred to or registered in iStar’s name or the name of one or more iStar Group Holders (or their respective nominees) and the Pledgor shall redeem the iStar Series E Shares pursuant to the Series E Articles Supplementary, and

(b) At any time on or following an In-Kind Distribution, BREDS, as agent for the BREDS Group Holders, may deliver a written notice to the Pledgor notifying the Pledgor that BREDS is enforcing the security interest provided to it by this Agreement with respect to the BREDS Series E Units and the Pledgor shall immediately thereafter cause all of the BREDS Series E Units to be transferred to or registered in BREDS’ name or the name of one or more BREDS Group Holders (or their respective nominees) and the Pledgor shall redeem the BREDS Series E Shares pursuant to the Series E Articles Supplementary.

2.03 Authorization to File Financing Statements. Each Landmark Party hereby irrevocably and unconditionally authorizes the Secured Parties at any time and from time to time to file in any jurisdiction in which the UCC has been adopted any initial financing statements and amendments thereto that (a) describe the Series E Units and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether such Landmark Party is an organization, the type of organization and any organization identification number issued to such Landmark Party. Each Landmark Party agrees to furnish any such information to the Secured Parties promptly upon request. Each Landmark Party also ratifies its authorization for the Secured Parties to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

2.04 Control of Uncertificated Series E Units. Each Landmark Party shall ensure at all times that the Secured Parties have “control” for purposes of Section 8-106 of the NYUCC of all uncertificated Series E Units.

Section 3. Representations and Warranties. Each Landmark Party hereby represents and warrants to each Secured Party, as of the date hereof, that:

3.01 Organization; Power and Authority; Enforceability. Each Landmark Party is a corporation, limited liability company or limited partnership, as applicable, duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Landmark Party has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution and delivery on its behalf and its performance of this Agreement. Each Landmark Party has duly executed and delivered this Agreement in accordance with its terms, and this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the terms thereof, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

3.02 No Violation. Neither the execution, delivery or performance by or on behalf of any Landmark Party of this Agreement, nor compliance by any such Landmark Party with the terms and provisions hereof nor the consummation of the transactions contemplated hereby: (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any such Landmark Party, any indenture, mortgage, deed of trust, or other agreement or other instrument to such Landmark Party (or any partnership of which such Landmark Party is a partner) or by which it or any of its property or assets is bound or to which it is subject or (iii) will cause a default by any Landmark Party under any organizational document of any Person in which such Landmark Party has an interest, or cause a material default under such Person’s agreement or certificate of limited partnership, the consequences of which conflict, contravention, breach or default under the foregoing clauses (i), (ii) or (iii) would have a Material Adverse Effect.

3.04 Governmental Authorizations, Etc. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance by any Landmark Party of this Agreement or the consummation of any of the transactions contemplated hereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

3.06 Litigation; Observance of Agreements, Statutes and Orders. There is no action, suit or proceeding pending against, or to the knowledge of such Landmark Party threatened against or affecting: (i) this Agreement or any of the transactions contemplated by this Agreement or (ii) the Series E Units before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement.

3.07 Title; No Other Liens. The Pledgor owns all of the Series E Units and none of the Series E Units is subject to any Lien except as permitted by the Purchase Agreement.

Section 4. Covenants. The Pledgor hereby covenants and agrees with the Secured Parties as follows:

4.01 Pledgor’s Legal Status. The Pledgor shall not change its type of organization, jurisdiction of organization or other legal structure.

4.02 Pledgor’s Name. Without providing at least 30 days prior written notice to the Secured Parties, the Pledgor shall not change its name.

4.03 Pledgor’s Organizational Number. Without providing at least 30 days prior written notice to the Secured Parties, the Pledgor shall not change its organizational identification number if it has one. If the Pledgor does not have an organizational identification number and later obtains one, the Pledgor shall forthwith notify each of the Secured Parties of such organizational identification number.

4.04 Title. (a) Except for the security interest herein granted, the Pledgor shall be the owner of the Series E Units free from any Lien, and the Pledgor, at its sole cost and expense, shall defend the same against all claims and demands of all Persons at any time claiming the same or any interests therein adverse to either of the Secured Parties and (b) the Pledgor shall not sell or otherwise dispose of, or pledge, mortgage or create, or suffer to exist a Lien on, the Series E Units in favor of any Person other than the Secured Parties.

4.05 Taxes. Prior to the In-Kind Distribution, the Pledgor shall pay promptly when due all taxes, assessments, governmental charges and levies upon the Series E Units or incurred in connection with the Series E Units or incurred in connection with this Agreement.

4.06 Further Assurances. The Pledgor will, from time to time, at its expense, promptly execute and deliver all further instruments and documents and take all further action that may be necessary, or that either of the Secured Parties may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable either of the Secured Parties to exercise and enforce its rights and remedies hereunder with respect to any of their respective Series E Units.

Section 5. Remedies.

5.01 Disposition Upon In-Kind Distribution and Related Provisions.

(a) From and after the occurrence of an In-Kind Distribution, iStar may exercise in respect of the iStar Series E Units and BREDS may exercise in respect of the BREDS Series E Units, in addition to other rights and remedies provided for herein or otherwise available to them, all rights of voting, exercise and conversion with respect to their respective Series E Units and all of the rights and remedies of a secured party on default under the NYUCC at that time (whether or not applicable to the affected Series E Units) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, all or any of their respective Series E Units, in one or more parcels at the same or different times, for cash, upon credit or for future delivery, in each case subject to any restrictions on resale agreed to by the Secured Parties.

(b) The remedies provided herein in favor of the Secured Parties shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Secured Parties existing at law or in equity.

5.02 Secured Parties Appointed Attorneys-in-Fact.

(a) To effectuate the terms and provisions hereof, each Landmark Party hereby appoints iStar, on behalf of the iStar Group Holders, and BREDS, on behalf of the BREDS Group Holders, as such Landmark Party’s attorneys-in-fact for the purpose, from and after the occurrence and during the continuance of any In-Kind Distribution, of carrying out the provisions of this Agreement and taking any action and executing any instrument that either of iStar and BREDS from time to time in its reasonable discretion may deem necessary or advisable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each of iStar, on behalf of the iStar Group Holders, and BREDS, on behalf of the BREDS Group Holders, shall, from and after the occurrence and during the continuance of any In-Kind Distribution, have the right and power to:

i. receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or dividend or other distribution or amount payable in respect of the iStar Series E Units or the BREDS Series E Units, as applicable;

ii. execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the iStar Series E Units or the BREDS Series E Units, as applicable;

iii. exercise all rights of the Pledgor as owner of the iStar Series E Units or the BREDS Series E Units, as applicable, including, without limitation, the right to sign any and all amendments, instruments, certificates, proxies, and other writings necessary or advisable to exercise all rights and privileges of (or on behalf of) the owner of such Series E Units;

iv. ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of the iStar Series E Units or the BREDS Series E Units, as applicable;

v. file any claims or take any action or institute any proceedings that it may deem necessary or desirable for the collection of its Series E Units; and

vi. generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal as fully and completely as though it were the absolute owner of its Series E Units for all purposes, subject to any restrictions on transfer agreed to by the Secured Parties.

(b) each Landmark Party hereby ratifies and approves all acts of any Secured Party made or taken pursuant to this Section 5.02. None of the Secured Parties nor iStar or BREDS acting as agents nor any Person designated by any of them shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except such as may result from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. This power, being coupled with an interest, is irrevocable so long as this Agreement shall remain in force.

Section 6. Miscellaneous.

6.01 Amendments. Any term, covenant, agreement or condition of this Agreement may be amended or waived only by an instrument in writing signed by the Pledgor and each of iStar and BREDS.

6.03 Waivers.

(a) Any of the rights, powers, preferences and other terms set forth herein may only be waived on behalf of the Secured Parties by the affirmative vote or consent in writing of the holder (or holders) of all of the issued and outstanding shares of Series E Preferred Stock (voting as a single class).

(b) Any waiver (whether expressed or implied) by the Secured Parties of any breach of the terms or conditions of this Agreement shall not prejudice any remedy of the Secured Parties in respect of any continuing or other breach of the terms and conditions hereof, and shall not be construed as a bar to any right or remedy which the Secured Parties would otherwise have on any future occasion under this Agreement.

(c) No failure to exercise nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege under this Agreement shall operate as a waiver thereof; further, no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All remedies hereunder and under the Purchase Agreement and the documents contemplated thereby are cumulative and are not exclusive of any other remedies that may be available to a party, whether at law, in equity, or otherwise.

6.04 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or, in the case of notice given by mail, private courier, overnight delivery service or facsimile, when received, addressed as follows, or to such other address as may be hereafter notified in accordance with this Section 6.04 by the respective parties hereto:

iStar or the iStar Group Holders:

c/o iStar Apartment Holdings LLC

1114 Avenue of the Americas

New York, NY 10036

Attention: Nina Matis/Chief Legal Officer

Fax: (212) 930-9492

Telephone: (212) 930-9406

Email: nmatis@iStarfinancial.com

BREDS or the BREDS Group Holders:

BREDS II Q Landmark LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attention: Randall Rothschild

Fax: (646) 253-8405

Telephone: (212) 583-5787

Email: rothschild@blackstone.com

Each Landmark Party:

c/o Landmark Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, VA 23230

Attention: Stanley J. Olander, Jr.

Fax: (804) 237-1345

Telephone: (804) 980-1692

Email: jolander@atareit.com

6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Secured Parties and their permitted successors in interest and assigns of the Series E Shares and the Pledgor, and each of iStar and BREDS may assign their respective rights and obligations hereunder to any Person that succeeds them as the iStar Representative or the BREDS Representative under the Series E Articles Supplementary.

6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

6.07 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case, which are located in New York County, and, by execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Pledgor irrevocably consents, for itself, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to itself at its address for notice set forth above. The Pledgor hereby, for itself, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Secured Parties to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

EACH SECURED PARTY AND THE PLEDGOR IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.08 Captions. The headings of the several articles and sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

6.09 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

6.10 Entire Agreement. This Agreement, together with any other agreement executed in connection with this Agreement and the Purchase Agreement, is intended by the parties as a final expression of their agreement as to the matters covered by this Agreement and is intended as a complete and exclusive statement of the terms and conditions of such agreement.

6.11 Expenses. The Pledgor agrees to pay or to reimburse the Secured Parties and their Affiliates for all costs and expenses (including reasonable attorney’s fees and expenses) that may be incurred by the Secured Party and their Affiliates in any effort to enforce any of the obligations of the Landmark Parties under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

By:	Landmark Apartment Trust of America, Inc., its general partner

By:	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

iSTAR APARTMENT HOLDINGS LLC

By:	iStar Financial Inc., its sole member

By:	/s/ Samantha K. Garbus
Name: Samantha K. Garbus
Title: Senior Vice President

BREDS II Q LANDMARK LLC

By:	BREDS II Q-AIV L.P., its Managing Member

By:	Blackstone Real Estate Debt Strategies
Associates II L.P., its General Partner

By:	BREDS II GP L.L.C.,
its General Partner

By:	/s/ Randall Rothschild
Name:	Randall Rothschild
Title:	Chief Operating Officer